March 6, 2024

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for MH Elite Small Cap Fund of Funds (“Small Cap”), MH Elite Fund of Funds (“Fund of Funds”), MH Elite Select Portfolio of Funds (“Select”) and MH Elite Income Fund of Funds (“Income”), each a series of MH Elite Portfolio of Funds Trust, (collectively the “Funds”), under the date of February 27, 2023, we reported on the financial statements, of the Funds as of and for the year ended December 31, 2022. On December 29, 2023, we were replaced as independent registered public accounting firm for, at the request of the Audit Committee.

We have read the statements included within items i through v made by MH Elite Portfolio of Funds Trust - MH Elite Small Cap Fund of Funds, MH Elite Fund of Funds, MH Elite Select Portfolio of Funds and MH Elite Income Fund of Funds, included under Sub-Item 77K of Form N-CSR dated March 6, 2024, and we agree with such statements.

Very truly yours,

/s/ Sanville & Company